News Release

PROLOGIS NAMES JEFFREY H. SCHWARTZ AS CHIEF EXECUTIVE OFFICER;

WALTER C. RAKOWICH NAMED PRESIDENT AND CHIEF OPERATING OFFICER

DENVER – August 19, 2004 – ProLogis (NYSE: PLD), a leading global provider of distribution facilities and services, today announced that Jeffrey H. Schwartz has been appointed Chief Executive Officer by the ProLogis Board effective January 1, 2005. Mr. Schwartz is currently President of International Operations and President and Chief Operating Officer of Asia.

The ProLogis Board also appointed Walter C. Rakowich as President and Chief Operating Officer effective January 1, 2005. This is a new position that establishes additional executive leadership to focus on the company’s growing global operations. Mr. Rakowich is currently Chief Financial Officer.

Mr. Schwartz and Mr. Rakowich have been appointed to the ProLogis Board effective immediately.

According to Chairman and CEO K. Dane Brooksher, the new management team will ensure the continued success of ProLogis. “Both Jeff and Walt are ideal individuals to lead ProLogis for many years to come. They are exceptionally talented, each with demonstrated records of accomplishments and have contributed significantly to our success over the last 10 years.”

“After starting our North American CDFS business, Jeff took the lead in expanding ProLogis internationally, including developing our fund strategy and global capital relationships. Walt is exceptionally well-qualified for the new position of President and COO, bringing significant domestic and international experience as CFO and having been one of the original Regional Directors responsible for building our North American operations.”

Jeffrey H. Schwartz said, “I’m looking forward to building upon the success of ProLogis around the globe. Our company has achieved its market-leadership position because of the exceptional efforts of so many ProLogis associates. I am confident that we have the talent and drive to continue our record of delivering value for our customers, fund partners and shareholders.”

Walter C. Rakowich added, “I’m enthusiastic about this new, expanded global role. The quality and depth of the operating team ProLogis has built during the last decade is unparalleled and we have the unique ability to leverage our past accomplishments to drive our results in the next decade and beyond.”

It was also announced that John W. Seiple, Jr. was promoted to President and Chief Executive Officer of North America. Currently, Mr. Seiple is President and Chief Investment Officer of North America.

As previously announced, current Chairman and Chief Executive Officer K. Dane Brooksher will relinquish his role as CEO at the end of this year and will remain Chairman of the Board. Additionally, Irving F. “Bud” Lyons, III will relinquish his role as Vice Chairman and Chief Investment Officer at the end of this year and will remain a member of the ProLogis Board and serve as Chairman of the Board’s investment committee.

Mr. Brooksher offered this perspective: “I am excited about the future of ProLogis and confident that Jeff and Walt will continue our record of strong performance. On a personal note, it is with a great sense of satisfaction that I pass the reigns of leadership to this very talented team.”

Executive Biographies

Jeffrey H. Schwartz
 As President of International Operations, Jeffrey H. Schwartz, 45, oversees all of ProLogis’ international operations and is the Chairman of the International Investment Committee of ProLogis. In addition, as President and Chief Operating Officer of Asia, Mr. Schwartz has responsibility for the ProLogis Operating System and day-to-day operations in Asia. Mr. Schwartz also serves as a member of the Office of the Chairman, which has responsibility for setting the strategic direction of the company and monitoring its implementation and progress. Previously, Mr. Schwartz was responsible for initiating ProLogis’ North American CDFS business and formulating and executing the company’s international strategy by establishing operations in Mexico, Europe and Asia.

Walter C. Rakowich
 Walter C. Rakowich, 46, has served as Managing Director and Chief Financial Officer of ProLogis since December 1998, and is responsible for worldwide corporate finance, including treasury, cash management, financial planning, financial reporting, accounting, information technology and investor relations. Mr. Rakowich is also a member of the Office of the Chairman and a member of the North American and International investment committees. Previously, Mr. Rakowich was one of the original Regional Directors responsible for building the company’s North American operations.

John W. Seiple, Jr.
 As President and Chief Investment Officer for North America, John W. Seiple Jr., 46, holds overall responsibility for the North American investment strategy and capital deployment activities. In addition, he chairs both the North American Management Committee and the North American Investment Committee. Mr. Seiple is also a member of the Office of the Chairman. Previously, Mr. Seiple was a Regional Director, where he had overall responsibility for the Southeast Region.

About ProLogis
 ProLogis is a leading provider of distribution facilities and services with 286.4 million square feet (26.6 million square meters) in 1,948 distribution facilities owned, managed and under development in 71 markets in North America, Europe and Asia. ProLogis continues to expand the industry’s first and largest global network of distribution facilities with the objective of building shareholder value. The company expects to achieve this through the ProLogis Operating System® and its commitment to be ‘The Global Distribution Solution’ for its customers, providing exceptional facilities and services to meet their expansion and reconfiguration needs.

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Media Contacts:	Richard Roth
ProLogis
(303) 576-2641
rroth@prologis.com

Financial Contacts:	Melissa Marsden	Suzanne Dawson
	ProLogis	Linden Alschuler & Kaplan
	(303) 576-2622	(212) 329-1420
	mmarsden@prologis.com	sdawson@lakpr.com